Exhibit (e)(55)

Confidentiality Agreement

August 2, 2012

Hertz Global Holdings, Inc.
225 Brae Boulevard
Park Ridge, NJ 07656

Attention:                                         Mr. J. Jeffrey Zimmerman, Esq.
Senior Vice President and General Counsel

Re:                               Confidentiality Agreement

Ladies and Gentlemen:

Each of Hertz Global Holdings, Inc. (“Hertz”) and Dollar Thrifty Automotive Group, Inc. (“Dollar” and each of Hertz and Dollar, a “Party” and together, the “Parties”) has requested certain information from the other in connection with their mutual consideration of a potential transaction involving the Parties (any such transaction, a “Transaction”).  In consideration thereof, and as a condition to being furnished such information, each Party agrees, as set forth in this letter agreement (this “Agreement”), to treat as confidential all information furnished by the other party (the “Disclosing Party”) to such receiving party (the “Recipient Party”) or its affiliates, or its or their respective directors, officers, employees, advisors or representatives (each of the foregoing, other than the Recipient Party, a “Representative”), whether furnished before or after the date of this Agreement, regardless of the form in which such information is communicated or maintained, and all notes, reports, analyses, compilations, studies, files or other documents or material, whether prepared by the Recipient Party or its Representatives, which are based on, contain or otherwise reflect such information (collectively, the “Evaluation Material”).

The term “Evaluation Material” does not include information that (i) is or becomes available to the public, other than as a result of a disclosure by the Recipient Party or a Representative of the Recipient Party in breach of this Agreement; (ii) was available to the Recipient Party or a Representative of the Recipient Party, or becomes available to the Recipient Party or a Representative of the Recipient Party, on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that, the source of such information was not known by the Recipient Party or such Representative of the Recipient Party to be bound by a confidentiality agreement with the Disclosing Party or any of its Representatives with respect to such material, or otherwise prohibited from transmitting the information to the Recipient Party or such Representative of the Recipient Party by a contractual, legal or fiduciary obligation; or (iii) the Recipient Party can demonstrate the Recipient Party or a Representative of the Recipient Party independently developed without reference to Evaluation Material or any derivative thereof.

It is understood that the Recipient Party may disclose Evaluation Material to any Representative of the Recipient Party that requires such material for the purpose of assisting the Recipient Party in evaluating a Transaction.  The Recipient Party agrees that the Evaluation Material will be kept confidential by the Recipient Party and the Representatives of the Recipient Party and, except with the specific prior written consent of the Disclosing Party or as expressly otherwise permitted by the terms hereof, will not be disclosed by the Recipient Party or any Representative of the Recipient Party to any other person.  The Recipient Party further agrees that it is responsible to the Disclosing Party for any action or failure to act that would constitute a breach or violation of the preceding sentence or any of the other terms of this Agreement to the extent such other terms are applicable to the Representatives of the Recipient Party or such action or failure to act is taken or not taken on behalf of or at the request of the Recipient Party by any Representative of the Recipient Party.  The Recipient Party further agrees that the Recipient Party and the Representatives of the Recipient Party will not use Evaluation Material for any reason or purpose other than to evaluate a potential Transaction.

Without the prior written consent of the other Party or except as permitted by this Agreement, a Party shall not, and shall cause its Representatives not to, disclose to any person the fact that Evaluation Material has been made available to the Parties or the Parties’ Representatives or that a Party or any Party’s Representative has inspected Evaluation Material.  Neither Party nor any of its Representatives shall disclose to any person (i) the fact that any discussions or negotiations are taking place concerning a Transaction or (ii) any of the proposed terms, proposed conditions or other facts with respect to any Transaction, including the status thereof (together with the information described in the immediately preceding sentence, the “Transaction Information”).  Notwithstanding anything in this paragraph to the contrary, a Party may make such disclosures if, in the reasonable opinion of its nationally-recognized outside counsel, it is required to do so under applicable law, securities exchange agreement or regulation but only, to the extent reasonably practicable, after notice and consultation with the other Party, and, in such circumstances, shall undertake to maintain as confidential the identity of the other Party unless disclosure thereof is required.

Notwithstanding anything in this Agreement to the contrary, in the event that the Recipient Party or any Representative of the Recipient Party is requested or required under applicable law or the applicable rules or regulations of any securities exchange or similar self-regulatory organization (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process), to disclose Evaluation Material, it is agreed that, to the extent permissible, the Recipient Party and any such Representative of the Recipient Party will provide the Disclosing Party with prompt notice of such event so that the Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the applicable provisions of this Agreement by the Recipient Party or such Representative of the Recipient Party.  In the event the Disclosing Party determines to seek such protective order or other remedy, the Recipient Party and any such Representative of the Recipient Party will cooperate (at the expense of the Disclosing Party) with the Disclosing Party in seeking such protective order or other remedy.  In the event that such protective order or other remedy is not obtained and disclosure of Evaluation Material is required, or the Disclosing Party grants a waiver hereunder, the Recipient Party or such Representative of the Recipient Party, as the case may be, (i) may, without liability hereunder furnish that portion (and only that portion) of the Evaluation Material which, in the opinion of nationally-recognized counsel to the Recipient Party or such Representative of the Recipient Party, as the case may be, the Recipient Party or such Representative of the Recipient Party is required to disclose and (ii) will exercise its commercially reasonable best efforts (at the expense of the Disclosing Party) to have confidential treatment accorded any Evaluation Material so furnished.

Notwithstanding anything in this Agreement to the contrary, either Party may disclose items of Transaction Information or Evaluation Material without notifying or consulting the other Party if, following consultation with nationally-recognized outside counsel, such Party determines in good faith that it is required (including as a result of any actions taken by such Party) under applicable law, securities exchange agreement or regulation to disclose such items of Transaction Information or Evaluation Material (any such disclosed information, the “Disclosed Information”).  Either Party may freely use and disseminate the Disclosed Information following its disclosure in accordance with the previous sentence.

Each Party is aware, and each Party will advise its Representatives who are informed of the matters that are the subject of this Agreement, that applicable securities laws restrict persons with material, non-public information concerning the other Party (including matters that may be the subject of this Agreement) from purchasing or selling securities of such Party, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities.

Each Party agrees that, so long as a potential Transaction has not generally been disclosed, such Party will not nor will any of such Party’s Representatives, initiate or cause to be initiated (other than through Representatives of the other Party specifically designated by the other Party for such purpose) any communication concerning the Evaluation Material or any potential Transaction with any employee of the other Party that is not aware that a Transaction is or has been contemplated.  Each Party will not, and will not permit any of its controlled affiliates to, for the one-year period from the date of this Agreement, solicit or cause to be solicited the employment of, or hire, any vice-president or more senior executive of the other Party who is then currently employed by the other Party, except (i) pursuant to general solicitation efforts not specifically targeted at employees of the other Party and (ii) a Party may hire any person who contacts such Party on his or her own initiative without any direct or indirect solicitation (other than general solicitations described in the foregoing clause (i)) by such Party.

In the event that a Recipient Party decides not to proceed with the Transaction, upon the written request of the Disclosing Party, the Recipient Party will promptly deliver or cause to be delivered to the Disclosing Party (or destroy, with such destruction to be certified to the Disclosing Party) all documents or other matter furnished by the Disclosing Party or its Representatives to the Recipient Party or the Representatives of the Recipient Party constituting Evaluation Material, together with all copies thereof in the possession of the Recipient Party or the Representatives of the Recipient Party.  In such event, all other documents or other matters constituting Evaluation Material prepared by the Recipient Party or the Representatives of the Recipient Party will be destroyed, with any such destruction certified to the Disclosing Party.  Notwithstanding the foregoing, (i) a Recipient Party and its Representatives shall not be required to expunge or erase any Evaluation Material residing in their respective standard electronic data backup or archival systems and (ii) to the extent required by applicable law, regulation or industry practice, the legal and financial advisors of each Party shall be entitled to retain solely for record purposes one copy of any such materials required to be redelivered or destroyed; provided that notwithstanding anything herein to the contrary, including any expiration or termination of this Agreement, such materials shall indefinitely remain subject to the terms of this Agreement applicable to Evaluation Material.

The Recipient Party understands and acknowledges that neither the Disclosing Party nor any of Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to the Recipient Party or the Representatives of the Recipient Party by the Disclosing Party or its Representatives in connection with matters contemplated hereby.  Only those representations and warranties that may be made to a Party in a definitive written agreement for a Transaction, when, as and if executed and delivered by the Parties after the date hereof, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect, and each Party agrees that if it determines to engage in a Transaction such determination will be based solely on the terms of such definitive written agreement and on its own investigation, analysis and assessment of the Transaction.  Except as provided in any such definitive written agreement, neither the Disclosing Party nor any of its Representatives shall have any liability to the Recipient Party or any other person, including, without limitation, the Representatives of the Recipient Party, resulting from the use of, or reliance on, Evaluation Material by the Recipient Party or the Representatives of the Recipient Party.  Unless and until such a definitive written agreement is entered into, neither Party nor any of its Representatives, by virtue of this Agreement or any other written or oral expression, will be under any legal obligation of any kind whatsoever with respect to such a Transaction except for the matters specifically agreed to in this Agreement.  Without limiting the generality of the foregoing, each Party specifically acknowledges and agrees that, unless and until such a definitive written agreement is entered into, each Party may conduct and change the process with respect to any possible Transaction as it, in its sole discretion, shall determine, including, without limitation, at any time terminating access to the Evaluation Material by the other Party and its Representatives, rejecting any and all offers for a Transaction without stating reasons, negotiating with one or more other parties and entering into a definitive agreement for a Transaction without prior notice to the other Party or any other person.

During the period beginning on the date hereof and ending at 11:59 p.m. New York City time on the Exclusivity Termination Date (as defined below) (such period, the “Exclusivity Period”), Dollar and its Representatives, will not, in any manner, directly or indirectly (and Dollar shall cause its Representatives and its affiliates to cause their Representatives not to in any manner, directly or indirectly), (i) solicit, initiate, seek, participate in or otherwise knowingly encourage or knowingly take any action to facilitate the submission of, any expression of interest, inquiry, proposal or offer from any person other than Hertz and its affiliates (each, a “Third Party”), relating to any acquisition of, Dollar or any of its subsidiaries, any merger, consolidation, share exchange or any other business combination, reorganization, recapitalization or similar transaction involving Dollar or any acquisition of any material portion of the securities, indebtedness or assets of, or any joint venture involving a material portion of the assets of, Dollar or its subsidiaries (an “Alternative Transaction”), or (ii) knowingly participate in any negotiations or discussions with any Third Party regarding, or furnish any non-public information to any Third Party with respect to, or otherwise pursue, enter into, accept or consummate, any proposed Alternative Transaction involving any Third Party.  Dollar further agrees that any negotiations in progress as of the date hereof regarding an Alternative Transaction will be terminated or suspended during the Exclusivity Period.  At any time after August 15, 2012  (the “Exclusivity Termination Date”), either Hertz or Dollar may terminate the provisions of this paragraph by providing one day’s prior written notice to the other party.  If Dollar or any of its Representatives receives any expression of interest, inquiry, proposal or offer (or any communication or affirmation in support of any previously made expression of interest, inquiry, proposal or offer) (an “Offer”) from any Third Party relating to, or that would reasonably be expected to lead to, an Alternative Transaction, then Dollar shall, within 36 hours, notify Hertz orally of such Offer, such notice to include the identity of the person making such Offer.

As used in this Agreement, the term “person” shall mean any individual, corporation, company, association, partnership, joint venture, trust or other unincorporated organization or entity.

This Agreement may be modified or amended only by a separate writing signed by the Parties expressly so modifying or amending this Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes that certain confidentiality agreement, dated December 10, 2009, between the Parties and all other prior oral or written agreements or understandings that may exist between the Parties in respect of any Evaluation Material.  This Agreement supersedes any disclosure limitations that may exist pursuant to the February 24, 2010 Joint Defense and Confidentiality Agreement between Hertz, Dollar and their respective counsel.

The Recipient Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by the Recipient Party or any Representative of the Recipient Party and that any such breach would cause the Disclosing Party irreparable harm.  Accordingly, the Recipient Party also agrees that in the event of any breach or threatened breach of this Agreement, the Disclosing Party, in addition to any other remedies at law or in equity it may have, shall be entitled to equitable relief, including injunctive relief and specific performance, without the requirement of posting a bond or other security.

It is understood and agreed that no failure or delay by the Disclosing Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law.

Except as provided in any definitive written agreement, when, as and if executed and delivered by the Parties after the date hereof, with respect to a Transaction or as otherwise specified in this Agreement, the obligations under this Agreement shall continue whether or not negotiations continue or a Transaction is consummated, except that a Party’s obligations in this Agreement relating to information about the other Party shall terminate on completion of a Transaction.

The Parties agree and consent to personal jurisdiction and venue in any federal or state court within the Borough of Manhattan, in the City of New York, having subject matter jurisdiction, for the purposes of any action, suit or proceeding arising out of or relating to this Agreement.  To the fullest extent permitted by law, the Parties hereby agree to waive trial by jury in any action proceeding or counterclaim brought by or on behalf of either Party with respect to any matter whatsoever relating to this Agreement.

This Agreement and any dispute arising out of, relating to or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within that state.

This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

Except as otherwise expressly set forth herein, the obligations of the Parties under this Agreement shall terminate on the second anniversary hereof.

If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute a binding agreement between us with respect to the subject matter hereof.

Very truly yours,

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

			By:	/s/ Scott L. Thompson
				Name:	Scott L. Thompson
				Title:	President, Chief Executive Officer and Principal Executive Officer

Confirmed and agreed to as of the date first above written:

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ J. Jeffrey Zimmerman
	Name:	J. Jeffrey Zimmerman
	Title:	SVP, G. C. & Sect.